Exhibit 19.1

LIONS GATE ENTERTAINMENT CORP.
INSIDER TRADING POLICY AND COMPLIANCE PROGRAM

The policy describes the rules and procedures governing transactions in securities by directors, executive officers, and employees including any family members, members of a person’s household, partnerships, trusts, corporations or other investment vehicles owned by, influenced, directed, controlled by, or related to the foregoing (“Covered Person”) who become aware of earnings information or other material non-public information about Lions Gate Entertainment Corp. (the “Company”). The Company may also determine that other persons should be the subject of this policy, including contractors or consultants who have access to such information. If any Covered Person obtains material non-public information about the Company, the Covered Person is prohibited from trading in the securities of the Company until a public announcement disclosing such material non-public information has been made as outlined in this policy. This policy applies to all transactions in securities issued by the Company, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities. Accordingly, for purposes of this policy the terms “trade,” “trading,” and “transactions” include not only purchases and sales of the Company’s common shares in the public market but also any other purchases, sales, transfers, gifts or other acquisitions or dispositions of common or preferred equity, options, warrants and other securities (including debt securities) and other arrangements or transacions that affect economic exposure to changes in the prices of the common shares.

A.What Is “Inside Information”?

Inside information is any material non-public information that a reasonable investor would consider important in making an investment decision or the information is reasonably certain to have a substantial effect on the price of a publicly traded security. Either positive or negative information may be material. Even after disclosure, inside information is not to be considered generally known to the public until after such information is released to the public and two (2) trading days have ended. In order to establish that the information has been effectively communicated to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been distributed through the Dow Jones “broad tape,” newswire services, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or news website or in a public disclosure document filed with the Securities and Exchange Commission (the “SEC”) and available on the SEC’s website.

Whether non-public information is material requires an assessment of all of the relevant facts and circumstances. Examples of inside information include, but are not limited to:

(1)indicated changes in earnings upwards or downwards or more than recent average size changes to dividends;
(2)proposed material changes in capital structure including stock splits and stock dividends;
(3)proposed or pending material financings;
(4)proposed material changes in corporate structure including amalgamations and reorganizations proposed acquisitions of other companies (including take-over bids or mergers or material assets of such companies);

(5)material changes or developments in products or contracts which could materially affect earnings upwards or downwards of the Company; and
(6)knowledge of material cybersecurity risks or incidents.

If you are aware of material non-public information about the Company and you trade in the Company’s securities based on such information, you have broken the law.

B.No Speculating

There should be no trading in any interest or position relating to the future price of the Company’s securities (“Covered Securities”), including:

(1)Short Sales. Short sales of Covered Securities evidence an expectation on the part of the Covered Person that the securities will decline in value, and therefore signal to the market that the Covered Person has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the Covered Person’s incentive to improve the Company’s performance. For these reasons, short sales of Covered Securities are prohibited. In addition, Section 16(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prohibits directors and executive officers from engaging in short sales.

(2)Options. “Derivative securities” are securities other than common shares that are speculative in nature because they permit a person to leverage their investment using a relatively small amount of money. Examples of derivative securities include “put options” and “call options.” These are different from employee options and other equity awards granted under our equity compensation plans, which are not derivative securities for purposes of our policy. A transaction in options is, in effect, a bet on the short-term movement of the Company’s shares and therefore creates the appearance that the Covered Person is trading based on inside information. Transactions in options also may focus the Covered Person’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities of the Company, on an exchange or in any other organized market, are prohibited.

(3)Hedging Transactions. Certain forms of hedging or monetization transactions allow the Covered Person to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the Covered Person to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the Covered Person may no longer have the same objectives as the Company’s other shareholders. Therefore, Covered Persons are prohibited from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Covered Securities.

(4)Margin Accounts and Pledges. No Covered Person may use Covered Securities to support a margin debit or pledge Covered Securities at any time when the Covered Person is in possession of inside information or otherwise is not permitted to trade in Covered Securities, except for a margin loan with a U.S. registered broker-dealer that complies with the margin rules of the Board of Governors of the Federal Reserve System.

Notes on Margin Accounts and Pledges:

a.Covered Persons should be aware of that the sale of margined Covered Securities while in possession of inside information could constitute a violation of the securities laws.

b.This exception would apply to margin loans extended by a U.S. registered broker-dealer subject to Regulation T. Under Regulation T, the Company’s common shares (including the Company’s Class A voting shares and the Company’s Class B non-voting shares) can only be given a loan value equal to 50% of its current market value. In other words, in order to borrow $100.00, the Covered Person would need to pledge $200.00 in market value of the common shares (considering the Company’s Class A voting shares and the Company’s Class B non-voting shares on a combined basis) to the broker-dealer.

c.As provided in the Company’s Corporate Governance Guidelines, effective April 1, 2023, each director shall maintain an ownership position in the Company as set by the the Company’s Board of Directors, from time to time. Currently, each director shall maintain an ownership position in the Company of at least $500,000 of the Company’s common shares (which can be either through ownership of Class A voting shares, Class B non-voting shares or Class A voting shares and Class B non-voting shares on a combined basis); provided, however, that directors shall have five (5) years to reach this ownership threshold. The Company’s directors shall be prohibited from pledging as collateral for a loan or holding in a margin account in which the shares are subject to margin their minimum number of shares held in the Company (currently, such number of shares equal to $500,000) but if they have shares above such minimum number, they are able to pledge such shares as collateral for a loan or holding in a margin account.
C.No “Tipping”

Inside information is to be kept confidential by all Covered Persons until after it has been released to the public other than in violation of this policy. Persons subject to this policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in behavior that may jeopardize its confidentiality. Discussing inside information in public spaces, within the hearing of, or leaving it exposed to, any person, including family members, who has no “need to know” is to be avoided at all times, as it may result in the unintentional dissemination of confidential insider information. Persons in a special relationship with the Company are prohibited from passing inside information to others outside the necessary course of internal business or regulatory/other required disclosure activities, except as permitted by the Company.

Anyone who buys or sells a security while aware of material non-public information, or provides material nonpublic information that someone else uses to buy or sell a security, may be guilty of insider trading. If you provide material non-public information to someone else, and that person acts on the information either by buying or selling shares, that is called “tipping.” You are the “tipper” and the other person is called the “tippee.” If the tippee buys or sells based on that material non-public information, both you and the “tippee” could be found guilty of insider trading. If you tell family members who tell others and those people then trade on the information, those family members and the “tippee” might be found guilty of insider trading too. To prevent this, you may not discuss material non-public information about the Company with anyone outside the Company, including spouses, family members, friends, or business associates (unless the disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company). This includes anonymous discussions on the internet about the Company or companies with which the Company does business.

D.Prior Notice Procedures

To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading while in possession of inside information:

•Executive officers, as defined under Section 16 of the Exchange Act (“Section 16 Officers”) may not engage in any transaction in the Company’s securities (including a gift, contribution to a trust, or similar transfer) without first providing the Chair of the Compensation Committee with at least 48 hours prior notice of the transaction.

Similarly:

•Directors;
•Employees with a title at least as senior as that of Senior Vice President;
•Senior employees of the finance department; and,
•Employees owning at least 10,000 of the Company’s common shares (either the Company’s Class A voting shares and the Company’s Class B non-voting shares) or the right to acquire at least 10,000 of the Company’s common shares (whether pursuant to employee stock options or otherwise), may not engage in any transaction in the Company’s securities (including a gift, contribution to a trust, or similar transfer) without first providing the Office of the General Counsel with at last 48 hours prior notice of the transaction.

Gifts should only be made when you are not in possession of material non-public information and not subject to a trading blackout period. For example, charities that receive gifted stock typically immediately sell the stock into the public market, potentially subjecting you to “tipper” liability if you were in possession of material nonpublic information at the time of the gift.

These prior notice procedures apply to trades by partnerships, trusts, corporations, R.R.S.P.s, or other vehicles over which the parties listed above have investment control or influence. The Office of the General Counsel or the Chair of the Compensation Committee, as applicable, has the right to prohibit any trade for which prior notice is required as long as the party proposing to engage in the transaction is notified of such prohibition before the end of the 48 hours’ notice period.

Transactions under Company Plans. The prior notice procedures described above also apply to certain transactions under the Company’s performance award plans. The Company’s insider trading policy (including the prior notice procedures) does not apply to the exercise of an employee stock option, or to the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares subject to an award to satisfy tax withholding requirements. The policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purposes of generating the cash needed to pay the exercise price of an award or tax withholding requirements.

E.Blackout Periods

(1)Quarterly Blackout Periods. The Company’s announcement of its quarterly financial results has the potential to have a material effect on the market for the Company’s securities. Therefore, to avoid even the appearance of trading while aware of material nonpublic information, persons who are or may be expected to be aware of the Company’s quarterly financial results generally will not be allowed to trade in Covered Securities beginning the fifteen (15) calendar days before and ending the two (2) full trading days after the Company’s issuance of its regularly quarterly or annual earnings release. Persons subject to these quarterly blackout periods include all directors and executive officers, all senior employees of the finance department, all other employees with the title of Senior Vice President and above and all other employees owning at least 10,000 of the Company’s common shares (either the Company’s Class A voting shares and the Company’s Class B non-voting shares) or the right to acquire at least 10,000 of the Company’s common shares (whether pursuant to employee stock options or otherwise).

(2)Event-Specific Blackout Periods. From time to time, an event may occur that is material to the Company and is known by only a few directors or executives. So long as the event remains material and non-public, directors, executive officers, and such other persons as are designated by the Office of the General Counsel may not trade in Covered Securities. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a person whose trades are subject to the prior notice procedures described above desires to trade in Covered Securities during an event-specific blackout, the Office of the General Counsel will inform the requestor of the existence of a blackout period without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout must not disclose the existence of the blackout to any other person. You are prohibited from trading while in possession of material non-public information, regardless of whether you have been designated by the Office of the General Counsel as being subject to an event- specific blackout.

The blackout periods above would also apply to family members of the parties listed above, and partnerships, trusts, corporations, R.R.S.P.s, or other vehicles over which the parties listed above as being subject to the blackout periods have investment control or influence.

F.Pre-Arranged Trading Plans

If you are subject to the prior notice requirements and you wish to implement a trading plan under SEC Rule 10b5-1, you must first pre-clear the plan with the Office of the General Counsel (or, if you are a Section 16 Officer, the Chair of the Compensation Committee). Under this rule, if you enter into a binding contract, an instruction or a written plan that specifies the amount, price and date on which securities are to be purchased or sold, and these arrangements are established at a time when you do not possess material non-public information, then you may claim a defense to insider trading liability even if the transactions under the trading plan occur at a time when you have subsequently learned material non-public information. Arrangements under the rule may specify amount, price and date through a formula or may specify trading parameters that another person has discretion to administer, but you must not exercise any subsequent discretion affecting the transactions, and if your broker or any other person exercises discretion in implementing the trades, you must not influence his or her actions and he or she must not possess any material non-public information at the time of the trades. It is important that you properly document the details of a trading plan. Please note that, in addition to the requirements of a trading plan described above, there are a number of additional procedural conditions set forth in Rule 10b5-1(c) that must be satisfied before you can rely on a trading plan.

As required by the rule, you may enter into a trading plan only when you are not in possession of material non-public information. In addition, you may not enter into a trading plan during a blackout period. Transactions effected pursuant to a pre-cleared trading plan will not require prior notice (or any further pre-clearance) at the time of the transaction if the plan complies with Rule 10b5-1.

G.Post-Termination Transactions

If you are aware of material non-public information when you terminate service as a director, officer or other employee of the Company, you may not trade in Covered Securities until that information has become public or is no longer material. In all other respects, the procedures set forth in this memorandum will cease to apply to your transactions in Company securities upon the expiration of any applicable blackout period in effect at the time of your termination of service.

H.Entertainment Supplier and Customer Companies

It is the Company’s policy that all Covered Persons are, unless otherwise permitted by the Company, prohibited from purchasing shares in supplier and/or customer companies and their subsidiaries or direct affiliates where the Company’s relations with such suppliers and/or customers could be considered to have a material impact on the Company's profitability.

I.Penalties for Insider Trading

A Covered Person’s failure to comply with the insider trading policy may subject the Covered Person to Company imposed sanctions, including dismissal, regardless of whether or not the Covered Person’s failure to comply with the insider trading policy results in a violation of law. In addition, Covered Persons who engage in insider trading: (i) could be subject to imprisonment for up to 20 years (25 years if their actions constitute fraud), civil fines of up to three (3) times the profit gained or loss avoided through the trade, and criminal fines of up to $5 million and (ii) may subject the Company and its managers to a civil fine of up to the greater of $1 million or three (3) times the profit gained or loss avoided as a result of the Covered Person’s insider trading violations and a criminal penalty of up to $25 million.

J.Company Assistance

If you have any questions about this memorandum or its application to any proposed transaction, you may obtain additional guidance from the Office of the General Counsel.

K.Certifications

All directors, officers and other employees subject to the procedures set forth in this policy must certify their understanding of and intent to comply with the Company’s insider trading policy.